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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 6)(1)


                          Southern Energy Homes, Inc.
                                (Name of Issuer)



                                  Common Stock
                         (Title or Class of Securities)



                                  842814 10 5
                                 (CUSIP Number)



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(1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 842814 10 5                                   Page 2  of  4  Pages
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1.      NAME OF REPORTING PERSON
        SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wendell L. Batchelor
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2.      Check The Appropriate Box If A Member Of A Group
                                                                        (a)
                                                                        (b)
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3.      SEC USE ONLY

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4.      Citizenship or Place of Organization

                                    United States
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                                    5.     Sole Voting Power

            NUMBER OF                                          1,050,646
              SHARES                --------------------------------------------
           BENEFICIALLY             6.     Shared Voting Power
             OWNED BY
      EACH NUMBER OF SHARES                                            0
                                    --------------------------------------------
                                    7.     Sole Dispositive Power

                                                               1,050,646
                                    --------------------------------------------
                                    8.     Shared Dispositive Power

                                                                       0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,050,646
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.6%
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12.           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                         IN
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CUSIP No. 842814 10 5                                   Page 3  of  4  Pages
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Item 1(a).      NAME OF ISSUER:

                Southern Energy Homes, Inc.

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                Highway 41 North, P.O. Box 390, Addison, AL 35540

Item 2(a).      NAME OF PERSON FILING:

                Wendell L. Batchelor

Item 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                Southern Energy Homes, Inc.
                Highway 41 North
                P.O. Box 390
                Addison, AL 35540

Item 2(c).      CITIZENSHIP

                United States

Item 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock

Item 2(e).      CUSIP NUMBER:

                842814 10 5

Item 3. IF STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                NOT APPLICABLE

                  (a)  [   ]    Broker or Dealer

                  (b)  [   ]    Bank

                  (c)  [   ]    Insurance Company

                  (d)  [   ]    Investment  Company

                  (e)  [   ]    Investment Adviser

                  (f)  [   ]    Employee Benefit Plan, Pension Fund or
                                Endowment Fund

                  (g)  [   ]    Parent Holding Company

                  (h)  [   ]    Group

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CUSIP No. 842814 10 5                                   Page 4  of  4  Pages
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Item 4.    Ownership:

             (a)  Amount Beneficially Owned:    1,050,646

             (b)  Percent of Class:           8.6%

             (c)  Number of Shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:   1,050,646

                     (ii)  Shared power to vote or to direct the vote:         0

                     (iii) Sole power to dispose or to direct the
                           disposition of:                             1,050,646

                     (iv)  Shared power to dispose or to direct the
                           disposition of:                                     0

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           N/A

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           N/A

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           N/A

Item 9.    NOTICE OF DISSOLUTION OF GROUP:

           N/A

Item 10.   CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation in any transaction having such purpose or effect.


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            /s/ Wendell L. Batchelor
                                            ----------------------------------
                                            Wendell L. Batchelor

Dated:  February 13, 2001